Exhibit 99.1

Media:  Alan Oshiki

Broadgate Consultants, Inc.

212-232-2354

Investors:  Scott Wenhold

Graphic Packaging Corporation

770-644-3062

Graphic Packaging Corporation Reports Fourth Quarter and Full Year 2006 Results

MARIETTA, Ga., February 21, 2007.  Graphic Packaging Corporation (NYSE: GPK) today reported a net loss for fourth quarter 2006 of $39.0 million or $(0.19) per diluted share, based upon 201.3 million shares.  This compares to a fourth quarter 2005 net loss of $42.5 million, or $(0.21) per diluted share, based upon 200.6 million diluted shares.

For the full year 2006, the Company reported a net loss of $100.5 million or $(0.50) per diluted share, based upon 201.1 million shares.  Full year results compare to a 2005 net loss of $91.1 million, or $(0.46) per diluted share, based upon 200.0 million shares.

“Fourth quarter income from operations exceeded the prior year quarter, despite incurring $17 million of expenses associated with the upgrade of infrastructure at our West Monroe, LA mill,” said David W. Scheible, President and Chief Executive Officer.  “We reduced operating costs by $8 million in the quarter and incremental pricing contributed an additional $12 million to our results.  These favorable business developments, together with moderation in inflation, led to positive momentum in the business.”

“During the quarter, we continued to renegotiate major customer contracts to include price escalators.  In 2007, we intend to negotiate comparable pricing mechanisms into the few contracts that remain open.  In addition to obtaining increased pricing on the contractual side of the business, prices increased for both our open market roll stock and containerboard in both domestic and international markets.”

“Late in the year, we accelerated the preventative maintenance initiative at our West Monroe, LA mill.  We incurred approximately $17 million of expenses in the fourth quarter primarily related to a planned cold outage and the overhaul of the clarifier as part of a continued upgrade to the mill’s infrastructure.  The clarifier was brought back on line in the latter part of January.  This was a significant undertaking that only occurs every 30 years.”

Net Sales

Net sales increased 2.9% to $589.4 million during fourth quarter 2006, compared to fourth quarter 2005 net sales of $572.6 million.  Full year 2006 net sales were $2,413.0 million, or 1.2% higher than 2005 net sales of $2,384.0 million.  When comparing against the prior year quarter, net sales in the fourth quarter of 2006 were positively impacted by:

•                  Approximately $12 million due to incremental pricing of cartons, roll stock and containerboard; and

•                  Approximately $5 million due to translation related to favorable foreign currency exchange rates.

Attached is supplemental data showing net sales and net tons sold for each quarter of 2006 and 2005.

Income from Operations

Income from operations for fourth quarter 2006 was $10.5 million, compared to fourth quarter 2005 income from operations of $6.9 million.  Full year 2006 income from operations was $90.3 million, compared to full year 2005 income from operations of $86.9 million.  When comparing to the prior year quarter, income from operations in the fourth quarter of 2006 was positively impacted by:

•                  Approximately $12 million due to favorable pricing;

•                  Approximately $9 million primarily due to lower overhead and administrative costs;

•                  Approximately $8 million of lower operating costs as a result of ongoing continuous improvement programs and other cost reduction initiatives; and

•                  $2.3 million from favorable foreign currency exchange rates, primarily in Europe.

And, income from operations was negatively impacted by:

•                  Approximately $13 million of higher manufacturing costs at the Company’s U.S. mills.  Improved performance at the Kalamazoo, MI mill was offset by approximately $17 million in expenses related to the expanded maintenance cold outage and effluent system rebuild at the Company’s West Monroe, LA mill;

•                  Approximately $11 million of higher input costs as a result of increased prices for fiber, energy, and labor and benefits; and

•                  A one-time prior year fourth quarter benefit of $4.5 million related to a lawsuit settlement.

Other Results

Net interest expense was $44.1 million for fourth quarter 2006, as compared to net interest expense of $40.8 million for fourth quarter 2005.  For the full year 2006, net interest expense was $171.6 million, as compared to 2005 net interest expense of $155.9 million.  The increase was primarily due to higher interest rates.

During the fourth quarter of 2006, the Company’s total debt decreased by $54.5 million to $1,922.7 million, as compared to $1,977.2 million at the end of the third quarter.  Full year debt reduction for 2006 was $55.6 million.  The Company contributed $0.3 million to its U.S. pension plans in the fourth quarter.  For the full year 2006, the Company contributed $25.9 million to its U.S. pension plans, as compared to $17.7 million in 2005.

The Company incurred $5.6 million of income tax expense in the fourth quarter primarily related to amortization of goodwill for tax purposes, which is a non-cash expense.  The Company has a $1.3 billion net operating loss that is available to shelter future taxable income in the United States.

Capital expenditures for fourth quarter 2006 were $30.7 million compared to $27.7 million in the fourth quarter of 2005.  Total capital expenditures for the full year 2006 were $94.5 million, of which $15.6 million related to the production of packaging machinery.  Beginning with the fourth quarter 2006, the Company began including capital spares in the Capital Spending line of the Consolidated Statements of Cash Flows, which accounted for $4.8 million in the fourth quarter 2006 and $23.6 million for the full year 2006.  Prior to this change, capital spares were included in Other, Net within the Investing Activities section of the Statements of Cash Flows.  Both the year ended December 31, 2006 and December 31, 2005 as shown in the Consolidated Statements of Cash Flows reflect this change.

EBITDA for fourth quarter 2006 was $59.9 million versus $57.0 million for fourth quarter 2005.  Full year 2006 EBITDA was $286.3 million versus $292.2 million for 2005.  Excluding the third quarter 2006 non-cash Brazil impairment charge of $3.9 million, Adjusted EBITDA for the full year 2006 was $290.2 million.  A tabular reconciliation of EBITDA and Adjusted EBITDA to Net Loss is attached to this release.

Earnings Call

The Company will host a conference call at 10:00 am (EST) on Thursday, February 22, 2007 to discuss the results of fourth quarter and full year 2006.  To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID# 5560226).  Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com.  Replays of the call will be available for one week following the completion of the call and can be accessed by dialing 800-642-1687.

Forward Looking Statements

Statements of the Company’s intentions and expectations in this release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, the Company’s substantial amount of debt, continuing pressure for lower cost products, the Company’s ability to implement its business strategies including productivity initiatives and cost reduction plans, currency translation movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property.  Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements.    Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

About Graphic Packaging Corporation

Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
In millions, except share amounts	2006	2005

ASSETS
Current Assets:
Cash and Equivalents	$7.3	$12.7
Receivables, Net	230.9	216.3
Inventories	301.3	302.8
Other Current Assets	24.8	26.1
Total Current Assets	564.3	557.9

Property, Plant and Equipment, Net	1,488.7	1,576.0
Goodwill	642.3	642.6
Intangible Assets, Net	148.5	157.3
Deferred Tax Assets	345.0	350.8
Other Assets	44.8	71.4
Total Assets	$3,233.6	$3,356.0

LIABILITIES
Current Liabilities:
Short Term Debt	$12.0	$11.0
Accounts Payable and Other Accrued Liabilities	408.3	383.6
Total Current Liabilities	420.3	394.6

Long - Term Debt	1,910.7	1,967.3
Deferred Tax Liabilities	475.2	461.5
Accrued Pension and Postretirement Benefits	206.7	214.6
Other Noncurrent Liabilities	39.0	49.3
Total Liabilities	3,051.9	3,087.3

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 500,000,000 shares authorized; 200,584,591 and 198,663,007 shares issued and outstanding at December 31, 2006 and 2005, respectively	2.0	2.0
Capital in Excess of Par Value	1,186.8	1,169.6
Unearned Compensation on Restricted Stock	—	(0.1)
Accumulated Deficit	(901.1)	(800.6)
Accumulated Other Comprehensive Loss	(106.0)	(102.2)
Total Shareholders’ Equity	181.7	268.7
Total Liabilities and Shareholders’ Equity	$3,233.6	$3,356.0

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except share amounts	2006	2005	2006	2005

Net Sales	$589.4	$572.6	2,413.0	2,384.0
Cost of Sales	525.8	511.5	2,109.8	2,071.3
Selling, General and Administrative	51.0	55.1	201.2	206.1
Research, Development and Engineering	2.7	2.1	11.4	9.9
Other (Income) Expense, Net	(0.6)	(3.0)	0.3	9.8
Income from Operations	10.5	6.9	90.3	86.9

Interest Income	0.1	0.2	0.6	0.6
Interest Expense	(44.2)	(41.0)	(172.2)	(156.5)
Loss before Income Taxes and Equity in Net Earnings of	(33.6)	(33.9)	(81.3)	(69.0)
Affiliates

Income Tax Expense	(5.6)	(8.8)	(20.2)	(23.3)
Equity in Net Earnings of Affiliates	0.2	0.2	1.0	1.2
Net Loss	$(39.0)	$(42.5)	$(100.5)	$(91.1)

Loss Per Share - Basic	$(0.19)	$(0.21)	$(0.50)	$(0.46)
Loss Per Share - Diluted	$(0.19)	$(0.21)	$(0.50)	$(0.46)

Weighted Average Number of Shares Outstanding - Basic	201.3	200.6	201.1	200.0
Weighted Average Number of Shares Outstanding - Diluted	201.3	200.6	201.1	200.0

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
In millions	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(100.5)	$(91.1)
Noncash Items Included in Net Loss:
Depreciation and Amortization	196.0	205.3
Deferred Income Taxes	19.5	24.5
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	3.6	9.5
Amortization of Deferred Debt Issuance Costs	8.8	8.3
Impairment Charge	3.9	—
Other, Net	2.7	7.0
Changes in Operating Assets & Liabilities	2.6	5.6

Net Cash Provided by Operating Activities	136.6	169.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(94.5)	(110.8)
Other, Net	8.8	(3.4)

Net Cash Used in Investing Activities	(85.7)	(114.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	674.8	531.8
Payments on Revolving Credit Facilities	(676.5)	(527.2)
Payment on Debt	(54.2)	(50.0)
Other, Net	(0.7)	(3.7)
Net Cash Used in Financing Activities	(56.6)	(49.1)
Effect of Exchange Rate Changes on Cash	0.3	(0.4)
Net (Decrease) Increase in Cash and Equivalents	(5.4)	5.4
Cash and Equivalents at Beginning of Period	12.7	7.3
Cash and Equivalents at End of Period	$7.3	$12.7

Reconciliation of Non-GAAP Financial Measures

     The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”) and Adjusted EBITDA. The Company believes EBITDA and Adjusted EBITDA are also an important measure of its performance. EBITDA and Adjusted EBITDA are not a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In Millions	2006	2005	2006	2005
Net Loss	$(39.0)	$(42.5)	$(100.5)	$(91.1)
Add (Subtract):
Income Tax Expense	5.6	8.8	20.2	23.3
Equity in Net Earnings of Affiliates	(0.2)	(0.2)	(1.0)	(1.2)
Interest Expense, Net	44.1	40.8	171.6	155.9
Depreciation and Amortization	49.4	50.1	196.0	205.3

EBITDA	59.9	57.0	286.3	292.2

Brazil Impairment charge	—	—	3.9	—

Adjusted EBITDA	$59.9	$57.0	$290.2	$292.2

GRAPHIC PACKAGING CORPORATION
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2005
Net Tons Sold (000’s):
Paperboard Packaging	452.2	491.8	473.9	455.4
Containerboard/Other	55.1	51.6	47.4	48.7
Total	507.3	543.4	521.3	504.1

Net Sales ($ Millions):
Paperboard Packaging	$559.0	$600.3	$585.9	$552.6
Containerboard/Other	24.0	22.7	19.5	20.0
Total	$583.0	$623.0	$605.4	$572.6

2006
Net Tons Sold (000’s):
Paperboard Packaging	453.9	477.4	470.4	446.4
Containerboard/Other	47.6	52.6	55.5	52.8
Total	501.5	530.0	525.9	499.2

Net Sales ($ Millions):
Paperboard Packaging	$560.3	$601.5	$591.6	$565.0
Containerboard/Other	20.1	24.0	26.1	24.4
Total	$580.4	$625.5	$617.7	$589.4